September 2017

Pricing Sheet dated September 5, 2017 relating to

Preliminary Terms No. 1,821 dated August 31, 2017

Registration Statement Nos. 333-200365; 333-200365-12

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Buffered Jump Securities due March 10, 2020

Fully and Unconditionally Guaranteed by Morgan Stanley

Based on the Performance of the iShares® MSCI Emerging Markets ETF

Principal at Risk Securities

PRICING TERMS – SEPTEMBER 5, 2017
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Issue price:		$10 per security (See “Commissions and issue price” below)
Stated principal amount:		$10 per security
Pricing date:		September 5, 2017
Original issue date:		September 8, 2017 (3 business days after the pricing date)
Maturity date:		March 10, 2020
Aggregate principal amount:		$3,920,000
Interest:		None
Underlying shares:		Shares of the iShares® MSCI Emerging Markets ETF
Payment at maturity:

•     If the final share price is greater than or equal to the initial share price:

$10 + the upside payment

•    If the final share price is less than the initial share price but greater than or equal to $40.113, which is 90% of the initial share price, meaning the price of the underlying shares has declined by an amount less than or equal to the buffer amount of 10% from the initial share price:

$10

•    If the final share price is less than $40.113, which is 90% of the initial share price, meaning the price of the underlying shares has declined by more than the buffer amount of 10% from the initial share price:

$10 × (share performance factor + 10%)

Under these circumstances, the payment at maturity will be less, and potentially significantly less, than the stated principal amount of $10, subject to the minimum payment at maturity of $1.00 per security.

Upside payment:		$1.935 per security (19.35% of the stated principal amount)
Buffer amount:		10%
Share performance factor:		final share price / initial share price
Initial share price:		$44.57, which is the closing price of one underlying share on the pricing date
Final share price:		The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:		March 5, 2020, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:		1.0, subject to adjustment in the event of certain events affecting the underlying shares
Minimum payment at maturity:		$1.00 per security (10% of the stated principal amount)
CUSIP:		61766X863
ISIN:		US61766X8636
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.616 per security. See “Investment Summary” on page 2 in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$10	$0.20(1)	$9.75
$0.05(2)
Total	$3,920,000	$98,000	$3,822,000

(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.20 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Terms No. 1,821 dated August 31, 2017

Product Supplement for Jump Securities dated February 29, 2016     Index Supplement dated January 30, 2017

Prospectus dated February 16, 2016

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.